Exhibit 99.1

FOR IMMEDIATE RELEASE

KELLY SERVICES® ELECTS NEW BOARD MEMBER

TROY, Mich. (August 1, 2014) – The board of directors of Kelly Services (NASDAQ: KELYA, KELYB) today elected Robert S. Cubbin to the company’s board. Mr. Cubbin is President and Chief Executive Officer of Meadowbrook Insurance Group and serves as a member of Meadowbrook Insurance Group’s board of directors.

Prior to being named President and CEO in 2002, he held the position of Chief Operating Officer, Executive Vice President, Senior Vice President, and General Counsel for Meadowbrook Insurance Group and its operating subsidiaries: Star Insurance Company, Savers Property & Casualty Insurance Company, and American Indemnity Insurance Company.

Mr. Cubbin joined Meadowbrook Insurance Group from Plunkett Cooney in Detroit where he specialized in insurance defense and coverage litigation. He is a graduate of Wayne State University and earned a law degree from the Detroit College of Law. Mr. Cubbin serves on the board of directors for First Merit Corporation, where he is a member of the Audit Committee. In addition, he is a member of the board of directors of Business Leaders for Michigan, a private, non-profit executive leadership organization dedicated to enhancing economic growth in Michigan.

Mr. Cubbin fills the board vacancy left when Maureen A. Fay, O.P. retired earlier this year. With his addition, the Kelly Services board has 11 members.

“Bob has a wealth of proven business leadership experience as a CEO,” said Terence E. Adderley, executive chairman and chairman of the board. “We look forward to the insight and value that he will bring to our board.”

About Kelly Services

Kelly Services, Inc. (NASDAQ: KELYA, KELYB) is a leader in providing workforce solutions. Kelly® offers a comprehensive array of outsourcing and consulting services as well as world-class staffing on a temporary, temporary-to-hire and direct-hire basis. Serving clients around the globe, Kelly provided employment to approximately 540,000 employees in 2013. Revenue in 2013 was $5.4 billion. Visit kellyservices.com and connect with us on Facebook, LinkedIn, and Twitter.

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CONTACT:

James Polehna
Vice President, Investor and Corporate Communications

(248) 244-4586

james_polehna@kellyservices.com